Exhibit 23.1

KPMG llp
Chartered Accountants	Telephone (403) 691-8000
2700-205 5 Avenue SW	Telefax (403) 691-8008
Calgary AB T2P 4B9	Internet www.kpmg.ca
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Oilsands Quest Inc.
We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firms” in the prospectus supplement dated April 30, 2009 to the base shelf prospectus dated November 7, 2007 included in registration statement (No. 333-147200) on
Form S-3ASR of Oilsands Quest Inc.
(Signed) “KPMG LLP”
Calgary, Canada
May 1, 2009
KPMG LLP, a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International, a Swiss cooperative.
KPMG Canada provides services to KPMG LLP.